Exhibit 10.1

Execution Version

Certain identified information has been excluded from this Exhibit 10.1 because it is both not material and is the type that the registrant treats as private or confidential.

PROJECT PEAR COOPERATION FRAMEWORK AGREEMENT

BY AND BETWEEN

FISKER GROUP INC.

AND

AFE, INC.

This PROJECT PEAR COOPERATION FRAMEWORK AGREEMENT (“Agreement”) is hereby made and entered into as of this May 13, 2021 (the “Effective Date”), by and between FISKER GROUP INC., a Delaware corporation (“Fisker”) and AFE, INC., a company incorporated in the United States of America (“Foxconn”). Each of Fisker and Foxconn are referred to collectively as the “Parties” and individually as a “Party.”

RECITALS

WHEREAS, Fisker is engaged in the design and development of a new electric vehicle to be utilized by individuals privately and as a ride share and car share service, and thereafter wishes to market, sell/lease, and service the vehicle in the global market;

WHEREAS, Foxconn is willing to provide its expertise in sourcing supplies and raw materials for development of the vehicle, as well as manufacturing facilities and certain engineering and platform components in the development of the vehicle;

WHEREAS, the Parties wish to collaborate in a joint development project to develop the vehicle based on the technology, expertise, and resources of both Parties;

WHEREAS, the Parties are willing to grant each other licenses to utilize their respective Background Intellectual Property during the term of this Agreement to permit them to conduct their activities under this Agreement in accordance with the terms and conditions set forth herein; and

WHEREAS, the Parties desire to provide for the commercialization of the vehicle developed during the term of this Agreement and agree to continually work on the Ancillary Agreements.

NOW, THEREFORE, the Parties agree as follows:

1. DEFINITIONS AND INTERPRETATION.

1.1 Definitions. For purposes of this Agreement, the following terms have the meanings set out below and additional terms are defined in context. Each of the Ancillary Agreements shall have defined terms which shall control for the purposes of such Ancillary Agreement.

“Action” has the meaning set forth in Section 9.1.

“Actual Sales Price” means, with respect to the sale of a Vehicle, the actual sales price or other consideration for the Vehicle charged to third parties after application of any applicable discounts, for the sale of such Vehicle, excluding “taxes”, which results in the certificate of title being issued for the first time for such Vehicle to an individual or entity other than Fisker or its Affiliate. For purposes of this defined term, “taxes” means any sales, use, value-added, excise taxes or duties or allowances on the selling price of the Vehicle to the extent added to the sales price and the total amount invoice.

“ADAS Costs” means, with respect to the Vehicle, the actual sales price or other consideration charged or allocated to the advanced infotainment and driver-assistance features of the Vehicle at the time of sale, and all charges for maintenance and support of such features, whether provided over-the-air or otherwise, thereafter.

“Affiliate” of a Person means (i) any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such Person or (ii) any other Affiliate of the Person that directly or indirectly, through one or more intermediaries, Controls such Person.

“Agreement” has the meaning set forth in the preamble.

“Ancillary Agreements” means the Platform Sharing Agreement, Design and Development Agreement, Manufacturing Agreement, Post-Serial Production Agreement, and all other agreements, instruments, and certificates contemplated hereby or thereby to which a Party or its Affiliates is a party.

“Assembly Costs” [*** omitted]

“Background Intellectual Property” means each of Fisker Background Intellectual Property and Foxconn Background Intellectual Property, individually.

“Bill of Materials” means a document that itemizes the components, approved supplies, and other materials necessary for the manufacture, assembly, testing, and packaging of the Vehicle.

“Business Day” means a day other than a Saturday, Sunday, or other day on which commercial banks in California and Taiwan are authorized or required by Law to be closed for business.

“Commercialize” means to design and have designed, develop and have developed, make and have made, manufacture and have manufactured, market and have marketed, sale and have sold, lease and have leased, import and have imported, distribute and have distributed, use and have used, and otherwise commercialize and have commercialized.

“Commercially Reasonable Efforts “ means the carrying out of a Party’s obligations under this Agreement with the exercise of prudent scientific and business judgment and a level of effort and resources consistent with the judgment, efforts and resources that the Party who bears the performance obligation or a comparable third party in the automotive industry would employ for products of similar strategic importance, commercial value and stage in its product life taking into consideration competitive market conditions in effect at the time the party’s obligations are carried out. Commercially Reasonable Efforts includes: (a) promptly assigning responsibility for development activities to specific employees who are held accountable for progress and monitoring such progress on an on-going basis; (b) setting and consistently seeking to achieve specific and meaningful objectives and timelines for carrying out such development activities; and (c) consistently making and implementing decisions and allocating resources designed to advance the progress of such objectives and timelines.

“Confidential Information” means any and all Information that is treated as confidential by a Party, or its Affiliates, whether in oral, written, electronic, or other form or media, whether or not such Information is marked, designated, or otherwise identified as “confidential,” and includes any Information that due to the nature of its subject matter or circumstances surrounding its disclosure, would reasonably be understood to be non-public, confidential, or proprietary, including: (a) the existence, terms and conditions of this Agreement; (b) all Information concerning the Vehicle; (c) all Information concerning past, present, and future business affairs including finances, customer information, supplier information, products, services, organizational structure and internal practices, forecasts, sales and other financial results, records and budgets, and business, marketing, research, development, sales and other commercial strategies; (d) all Information concerning unpatented inventions, ideas, methods, discoveries, know-how, trade secrets, unpublished patent applications, invention disclosures, invention summaries, and other confidential intellectual property; (e) all designs, specifications, documentation, components, source code, object code, images, icons, audiovisual components and objects, schematics, drawings, protocols, processes, and other visual depictions, in whole or in part, of any of the foregoing; and (f) all notes, analyses, compilations, reports, forecasts, studies, samples, data, statistics, summaries, interpretations, and other materials that contain, are based on, or otherwise reflect or are derived from, any of the foregoing in whole or in part.

Confidential Information does not include Information that: (i) was already known by or in the possession of the receiving Party or its Representatives without restriction on use or disclosure before the Effective Date; (ii) was or is independently developed by the receiving Party, without reference to or use of any of the disclosing Party’s Confidential Information; (iii) was or becomes generally known by the public other than as a result of any breach of this Agreement, or other wrongful act, of the receiving Party or its Representatives; or (iv) was or becomes available to the receiving Party or its Representatives received by the receiving Party from a third party who was not, at the time, under an obligation to the disclosing Party or its Representatives or any other Person to maintain the confidentiality of such Information.

“Contract Year” means each period of twelve (12) consecutive months during the Term of this Agreement, with the first Contract Year commencing on the Effective Date, and with each subsequent Contract Year commencing on the anniversary of the Effective Date.

“Control” (and its derivatives) (a) for purposes of the definition of Affiliate, means the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise/direct or indirect ownership of more than fifty percent (50%) of the voting securities of a Person, and “controlled by” and “under common control with” have correlative meanings and (b) for purposes of the definition of Fisker Background Intellectual Property and Foxconn Background Intellectual Property, means, with respect to any Materials, Information, or Intellectual Property, the possession of (whether by ownership or license, other than pursuant to this Agreement) or the ability of a Party to grant the other Party access, a license or a sublicense to such Materials, Information, or Intellectual Property on the terms and conditions set forth in this Agreement without requiring a third party’s consent, or violating the terms of any agreement or other arrangement with or obligation to a third party existing at the time such Party would be required under this Agreement to grant the other party such access, license, or sublicense.

“Costed Bill of Materials” means the Bill of Materials that includes the cost for each item listed in the Bill of Materials, which for all items to be supplied by Foxconn or an Affiliate of Foxconn will be at Foxconn’s or the applicable Affiliate’s actual cost without any markup or margin and for all other items listed on the Bill of Materials will be at actual cost; provided that such costs shall not be inclusive of any property taxes and any other taxes not directly incurred in connection with the Commercialization of the Vehicle.

“Design and Development Agreement” has the meaning set forth in Section 4.2.

“Effective Date” has the meaning set forth in the preamble.

“Fisker Background Intellectual Property” means (i) Intellectual Property owned or Controlled by Fisker or its Affiliates prior to the Effective Date, and (ii) Intellectual Property that Fisker or its Affiliates develops (or acquires) after the Effective Date independently of this Agreement or an Ancillary Agreement

“Fisker Foreground Intellectual Property” means (i) Intellectual Property developed, conceived, or reduced to practice by Fisker or its Affiliates in connection with this Agreement or an Ancillary Agreement, and (ii) Intellectual Property that Fisker or its Affiliates derives from Foxconn’s and its Affiliates’ Confidential Information or other material that embodies Foxconn’s and its Affiliates’ Intellectual Property.

“Fisker Marks” means all trademarks, service marks, trade dress, logos, slogans, trade names, and other source identifiers, including domain names and keywords, together with all translations, adaptions, derivations, and combinations thereof, whether registered or unregistered of Fisker.

“Force Majeure” has the meaning set forth in Section 10.1.

“Foreground Intellectual Property” means each of Fisker Foreground Intellectual Property and Foxconn Foreground Intellectual Property, individually.

“Foxconn Background Intellectual Property” means (i) Intellectual Property owned or Controlled by Foxconn or its Affiliates prior to the Effective Date, and (ii) Intellectual Property that Foxconn or its Affiliates develops (or acquires) after the Effective Date independently of this Agreement or an Ancillary Agreement.

“Foxconn Foreground Intellectual Property” means (i) Intellectual Property developed, conceived, or reduced to practice by Foxconn or its Affiliates in connection with this Agreement or an Ancillary Agreement and (ii) Intellectual Property that Foxconn or its Affiliates derives from Fisker’s and its Affiliates’ Confidential Information or other material that embodies Fisker’s and its Affiliates’ Intellectual Property.

“Gross Profit” [*** omitted]

“Information” means any and all ideas, concepts, data, know-how, discoveries, improvements, methods, techniques, technologies, systems, specifications, analyses, products, practices, processes, procedures, protocols, research, tests, trials, assays, controls, prototypes, formulas, descriptions, formulations, submissions, communications, skills, experience, knowledge, plans, objectives, algorithms, reports, results, conclusions, and other information and materials, irrespective of whether or not copyrightable or patentable and in any form or medium (tangible, intangible, oral, written, electronic, observational, or other) in which such Information may be communicated or subsist. Without limiting the foregoing sentence, Information includes any technological, scientific, business, legal, patent, organizational, commercial, operational, or financial materials or information.

“Intellectual Property” or “Intellectual Property Rights” means rights existing now or in the future, in any jurisdiction, under patent law, copyright law, trademark law, data and database protection law, trade secret law, law protecting confidential information, and any and all similar proprietary rights.

“Joint Foreground Intellectual Property” means Intellectual Property developed, conceived, or reduced to practice jointly by (i) Foxconn or its Affiliates and (ii) Fisker or its Affiliates in connection with this Agreement or an Ancillary Agreement, whether such Intellectual Property is derived from Confidential Information or Background Intellectual Property of the Parties. For the avoidance of doubt, Joint Foreground Intellectual Property excludes any Fisker Foreground Intellectual Property and any Foxconn Foreground Intellectual Property.

“Joint Project Team” has the meaning set forth in Section 3.2(a).

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any federal, state, local, or foreign government or political subdivision thereof, or any arbitrator, court, or tribunal of competent jurisdiction.

“Lead Regulatory Party” means the Party appointed by the Steering Committee that has the right and responsibility for preparing and filing all regulatory materials and taking the lead role at all meetings with Regulatory Authorities, with respect to the Vehicle.

“Logistics Costs” means the actual, direct cost attributable to delivery of a Vehicle from the manufacturing facility to the customer, including interim warehousing, tariffs, duties, customs and applicable local taxes.

“Losses” means any and all losses, damages, liabilities, deficiencies, claims, actions, judgments, settlements, interest, awards, penalties, and fines (including taxes and interest thereon) and any and all related costs and expenses (including costs or expenses of whatever kind, including reasonable legal fees and disbursements, costs of investigation, litigation, settlement, judgment, interest, and penalties, the cost of enforcing any right to indemnification hereunder, and the cost of pursuing any insurance providers).

“Manufacturing Agreement” has the meaning set forth in Section 4.3.

“Materials” means raw materials, software, technology, devices, equipment, or other materials owned or controlled by a Party (other than any item listed on the Bill of Materials) reasonably necessary for Fisker and Foxconn to perform its obligations under this Agreement or an Ancillary Agreement.

“Net Profit” [*** omitted]

“Person” means an individual, corporation, partnership, joint venture, limited liability entity, governmental authority, unincorporated organization, trust, association, or other entity.

“Platform Sharing Agreement” has the meaning set forth in Section 4.1.

“Post-Serial Production Agreement” has the meaning set forth in Section 4.5.

“Warranty Reserve” means, with respect to the Vehicle, an amount to be reserved and set aside for service and repair of any Vehicle product defects within the warranty period that is not recovered from the supplier or covered by manufacturer warranties including any applicable lemon law obligations.

“Program” has the meaning set forth in Section 2.1.

“Program Plan” has the meaning set forth in Section 2.3.

“Regulatory Approval” means any and all approvals (including any applicable supplements, amendments, pre- and post-approvals, governmental price and reimbursement approvals and approvals of applications for regulatory exclusivity), licenses, registrations, or authorizations of any Regulatory Authority necessary for any Commercialization of the Vehicle.

“Regulatory Authority” means any governmental regulatory authority, agency, or entity involved in granting Regulatory Approval of, or otherwise regulating any aspect of the Commercialization of the Vehicle.

“Representative” means a Party’s and its Affiliates’ employees, officers, directors, consultants, and legal, technical, and business advisors.

“Sales Operating Expense” [*** omitted]

“SOP” means the start of production of the Vehicle, which is targeted to occur in the fourth quarter of 2023 in order to release the Vehicle as a 2024 model.

“Steering Committee” has the meaning set forth in Section 3.1.

“Term” has the meaning set forth in Section 5.1.

“Territory” means the geographic locations in which the Parties intend to market and sell the vehicles. This will initially include the United States, China, Europe and India. The Vehicle is intended to be globally certified in order to allow for sales in each of these respective regions.

“Vehicle” has the meaning set forth in Section 2.1.

“Work Product” means any tangible items (including Vehicles) and services that Foxconn and its Affiliates, or Fisker and its Affiliates, as the case may be, are required to provide pursuant to this Agreement and any Ancillary Agreement, including all Intellectual Property Rights embodied by such tangible items and services.

1.2 Interpretation. In this Agreement, except where otherwise provided or where the context expressly otherwise requires: (a) references in this Agreement (exclusive of the Exhibits) to Sections are to Sections in this Agreement (exclusive of the Exhibits); (b) references in this Agreement to Exhibits are to Exhibits to this Agreement; (c) references in this Agreement to any Law means references to such Law in changed or supplemented form or to a newly adopted Law replacing a previous Law; (d) words denoting the singular will include the plural and vice versa and words denoting any gender include all genders; (e) all dollar amounts are expressed in United States dollars (US$); (f) the division of this Agreement into separate Sections and Exhibits, and the insertion of headings and a table of contents will be for convenience of reference only and will not affect the construction or interpretation of this Agreement; (g) the words “include,” “includes” and “including” will be deemed to be followed by the phrase “without limitation”; (hg) the expressions “hereof”, “herein”, “hereto”, “hereunder”, “hereby” and similar expressions refer to this Agreement as a whole and not to any particular section or exhibit of this Agreement; (i) the words “shall” and “will” are used interchangeably and both mean the specified action or forbearance is mandatory; and (j) unless otherwise indicated, a reference to a “Section” or “Exhibit” is a reference to the specified section or exhibit of this Agreement.

2. PROJECT OVERVIEW.

2.1 Purpose and Scope. The Parties have entered into this Agreement to Commercialize a vehicle that will be “Fisker” branded and will go beyond social borders and represent the future of private urban and commute mobility, including use for other mobility services, such as ride sharing and car sharing (the “Vehicle”), in accordance with the terms and provision set forth in this and Ancillary Agreement (the “Program”). Foxconn will be the exclusive manufacturer of the Vehicle for the United States and China market with localized manufacturing facilities and shall have a right of first refusal as to other markets in which it can timely establish manufacturing facilities, with such option further detailed and agreed in the Manufacturing Agreement. Notwithstanding anything to the contrary contained herein, the Parties also expressly acknowledge and agree to use Commercially Reasonable Efforts to finalize the terms of the Ancillary Agreements, including financial arrangement, flows, specification targets, cost allocations or program time-line in good faith and nothing herein shall restrict either Party from negotiating the Ancillary Agreements. The Ancillary Agreements shall control over any conflicting term herein as to the subject matter of such Ancillary Agreements. The draft design of the Vehicle is set forth in Exhibit 2.1.

2.2 Product Details with Target MSRP. The Parties intend that the Vehicle will have three variants with pricing and specification targets as set forth on Exhibit 2.2(a). The master feature list for each variant is set forth in Exhibit 2.2(b) and a guide for prioritizing feature sets with weight to be given to the final vehicle cost, and retail price expectations is set forth in Exhibit 2.2(c).

2.3 Program Timing and Milestones. The Parties will use Commercially Reasonable Efforts to achieve the phases, milestones, and gateways for the Program set forth on Exhibit 2.3 (“Program Plan”) in order to design, develop, and commence the manufacture of the Vehicle by SOP.

2.4 Expenditures. [*** omitted]

2.5 Performance Obligations. Each Party will use Commercially Reasonable Efforts to perform all obligations as required of the respective Party in accordance with this Agreement and the Ancillary Agreements.

1.	Pre-Serial Production. During pre-serial production activities prior to SOP, the Parties will perform the following:

(i) Fisker will be primarily responsible for leading the design, engineering, and development of the Vehicle, including the Bill of Materials (including the Costed Bill of Materials), bill of sequence, and bill of process, as further detailed in the Design and Development Agreement.

(ii) Foxconn will assist Fisker in development of the Vehicle to the extent of providing engineering services as further detailed in the Design and Development Agreement and platform components that will be utilized in the Vehicle as further detailed in the Platform Sharing Agreement, as well as any other resources or services that Fisker will require and that will be agreed to in writing. For such assistance and service to be provided by Foxconn and its Affiliates, Fisker shall pay such fees as agreed between them in the respective agreements. The ownership of Intellectual Property with respect to such service and Work Product shall be further specified therein.

(iii) As further detailed in the Manufacturing Agreement, Foxconn will supply or utilize its supply chain in order to secure the Costed Bill of Materials at the most cost-competitive terms for Fisker to procure the various components of the Vehicle. Each Party shall use Commercially Reasonable Efforts to collect both express and implied warranties for the agreed warranty scope and term from the engaged suppliers with respect to the materials procured by such Party. The Parties will jointly agree on all sourcing, with the Manufacturing Agreement further detailing the contract party to the supply base.

(iv) Foxconn will be responsible for securing and setting up the manufacturing facilities located within the United States for the manufacture of the Vehicle in accordance with the final, approved design. The Parties will jointly agree on the location for any additional manufacturing facilities to localize production in a key region of the Territory, subject to the conditions and responsibilities set forth in this subsection 2.5 (1). At Foxconn’s request, Fisker may provide reasonable assistance to Foxconn in setting up and securing the production facility for the Vehicle manufacture and where appropriate, Foxconn shall compensate Fisker for costs and services agreed by both Parties, including to the extent that Fisker people resources are utilized.

(v) The Parties will determine and set up any and all hardware, firmware, peripherals, communication links, storage media, networking equipment and other Materials used in conjunction with the same, together with all computer software and databases, necessary to connect the Parties’ relevant systems, as further detailed in the Design and Development Agreement.

2.

Serial Production. As further detailed in the Manufacturing Agreement, Foxconn will handle the manufacture and final assembly of the Vehicles at the mutually agreed manufacturing facilities for eventual sale of such Vehicles in the Territory. Fisker will provide assistance and services to Foxconn as further detailed in the Manufacturing Agreement.

3.

Post-Serial Production. As further detailed in the Post-Serial Production Agreement, Fisker will take the lead and be responsible for all marketing, sales and aftersales activities with respect to the Vehicle. These activities will include fleet management, vehicle storage, dockside collection, mobile fleet servicing, customer relationship management (CRM) tools, promotional programs, technical support, customer service, end of lease collections and vehicle refurbishing. Foxconn will assist Fisker and perform such other obligations as further detailed in the Post-Serial Production Agreement. Fisker will conduct the launch of the Vehicle after consultation with Foxconn. Unless otherwise provided herein, each Party will not use the other Party’s name or marks, publicize, market, issue any press releases or post in social media regarding the Vehicle without the other Party’s prior written consent.

2.6 Cooperation on Entity/Tax/Regulatory Matters.

1.

Each Party will be solely responsible for the payment of any and all taxes, of whatever type, including, but not limited to, income, sales, use and personal property taxes, imposed on or that relate to and revenues or compensation arising directly or indirectly from the collaborative efforts of the Parties under this Agreement. If any Laws require that taxes be withheld on any payments made by one Party to the other, the paying Party will deduct such taxes from the amount due to the Party to whom such payment is due, pay such taxes to the proper tax authority, and send evidence of the obligation together with proof of payment to the Party to whom such payment is due promptly after making such payment.

2.

The Parties will use their best efforts to work cooperatively in addressing any regulatory or other issues that may arise during the Term of this Agreement or in connection with Commercialization of the Vehicle. With respect to regulatory matters, the Parties may choose to appoint a Lead Regulatory Party to handle all regulatory matters in connection with the Vehicle.

3. GOVERNANCE.

3.1 Steering Committee.

1.

The Parties will, within fifteen (15) Business Days after the Effective Date, establish a management team for the activities under this Agreement, which management team will be comprised of one (1) executive member, one (1) financial team member, one (1) technical team member, and one (1) program lead from each Party (“Steering Committee”). In accordance with the provisions and objectives of this Agreement, the Steering Committee will:

(i) oversee, monitor and manage the development and manufacture of the Vehicle in accordance with the Program Plan;

(ii) resolve unagreeable matters of Joint Project Team, and disputes that arise between the Parties with respect to the development and manufacture of the Vehicle; and

(iii) perform such other functions as are appropriate to further the purposes of this Agreement as mutually determined by the Parties, including appointing a Lead Regulatory Party.

2.

The Steering Committee will meet at a minimum once a month each Contract Year during the Term and as many times as additionally necessary. Steering Committee meetings will be held at times and places or in such form, such as by telephone or video conference, as the Steering Committee determines, except that in-person meetings of the Steering Committee will alternate between the Parties’ offices and be held with all members in attendance at least once per year, unless otherwise agreed in writing by the Parties. Any Steering Committee member may designate a substitute of equivalent experience and seniority to attend and perform the functions of that Steering Committee member at any Steering Committee meeting on written notice to the other Party at least seven (7) Business Days before that Steering Committee meeting.

3.

The Steering Committee will appoint one of the Steering Committee members to act as the initial Steering Committee chairperson during the first Contract Year. At the end of each Contract Year during the Term, the Steering Committee will either re-affirm the existing chairperson or appoint a new chairperson for the next Contract Year.

4.	The Steering Committee chairperson will be responsible for:

(i) calling and presiding over each Steering Committee during his or her tenure as chairperson;

(ii) preparing and circulating the agenda for each such meeting;

(iii) preparing draft minutes of each such meeting and providing a copy of the draft minutes to each Steering Committee member within seven (7) Business Days after each such meeting for approval.

5.

Each Steering Committee member will have one vote in any matter requiring the Steering Committee’s action or approval. All Steering Committee decisions will be unanimous and no Steering Committee vote may be taken unless all of the Steering Committee members are present. The Steering Committee will make all decisions and take other actions in good faith and with due care, after consideration of the information that is reasonably available to it, with the intention that the resulting decision or action will:

(i) not breach or conflict with any requirements or other provisions of this Agreement and Ancillary Agreements; and

(ii) maintain or increase the likelihood that the Parties will achieve the purposes and goals of this Agreement and all Ancillary Agreements, provided that, the Steering Committee is expressly prohibited from taking into account any interests of a Party, or of any members of the Steering Committee, other than their respective interests in achieving the purposes and goals of this Agreement.

6.

If the Steering Committee cannot reach a unanimous decision at a regularly scheduled Steering Committee meeting or within seven (7) Business Days thereafter, the chief executive officer of both Parties shall meet within seven (7) Business Days to discuss the unresolved matter, and any decision or agreement made by them shall be deemed the resolution made by the Steering Committee. If a resolution or agreement cannot be reached in such meeting of chief executive officer, the Parties agree to settle such matter by arbitration administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules, and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

7.

The Steering Committee has only the powers specifically delegated to it by this Agreement and has no authority to act on behalf of any Party in connection with any third party. Without limiting the foregoing, the Steering Committee has no authority to, and will not purport to or attempt to:

(i) negotiate agreements on behalf of any Party;

(ii) make representations or warranties on behalf of any Party;

(iii) waive rights of any Party;

(iv) extend credit on behalf of any Party; or

(v) take or grant licenses of, transfer ownership, or otherwise encumber Intellectual Property on behalf of any Party.

8.

Each Party will bear all of its own costs and expenses of its respective Steering Committee members related to their participation on the Steering Committee and attendance at Steering Committee meetings.

3.2 Joint Project Team.

1.

Within fifteen (15) Business Days of the Effective Date, each Party will appoint three (3) individuals to a team intended to perform the respective activities set out in this Agreement (“Joint Project Team”).

2.	The Joint Project Team’s responsibilities will include:

(i) meeting at mutually agreeable times as determined to be in the best interest of the project stage, to discuss the status, progress, and activities necessary to meet the objectives of this Agreement and the Program Plan;

(ii) exchanging between the Parties Information relating to the Commercialization of the Vehicle;

(iii) performing all activities required by this Agreement, and the Ancillary Agreements, and ensuring that the Parties meet the Program Plan; and

(iv) performing any and all other functions allocated to it under this Agreement or the Ancillary Agreements or as appropriate to further the purposes of this Agreement or the Ancillary Agreements as determined by the Parties.

3.

If the Joint Project Team cannot reach an agreement regarding any issue, matter or activity within its responsibility, the Joint Project Team shall escalate such matter to the Steering Committee for determination.

4. ANCILLARY AGREEMENTS.

4.1 Platform Sharing Agreement. As soon as reasonably practical following the Effective Date and in accordance with the Program Plan, Foxconn will cause its Affiliate, Foxtron Vehicles Technologies Co., Ltd, to enter into a license for the MIH EV Platform or subsystems of such platform on terms favorable to the Program and Fisker, including the license, updates, and carry-over parts opportunities from the platform for the Vehicle (the “Platform Sharing Agreement”).

4.2 Design and Development Agreement. As soon as reasonably practical following the Effective Date and in accordance with the Program Plan, the Parties will negotiate in good faith and use Commercially Reasonable Efforts to enter into an agreement with respect to the design and development of the Vehicle on the key terms set forth in the attached Exhibit 4.2 (the “Development Agreement”).

4.3 Manufacturing Agreement. As soon as reasonably practical following the Effective Date and in accordance with the Program Plan, the Parties will negotiate in good faith and use Commercially Reasonable Efforts to enter into an agreement with respect to the serial manufacture and assembly of the approved, final design of the Vehicle which shall include the key terms set forth in Section 4.3 (the “Manufacturing Agreement”).

4.4 Marketing, Sales and Aftersales Activities. As soon as reasonably practical following the Effective Date and in accordance with the Program Plan, the Parties will negotiate in good faith and use Commercially Reasonable Efforts to enter into an agreement with respect to the Commercialization of the Vehicle after development is complete on the key terms set forth in Exhibit 4.4 (the “Post-Serial Production Agreement”). The Post-Serial Production Agreement will provide that Fisker shall have all marketing responsibilities and control and direct communications with customers and the markets in the Territory.

5. TERM AND RELATIONSHIP WIND DOWN.

5.1 Term. This Agreement will commence on the Effective Date and, unless terminated earlier in accordance with Section 5.2, will remain in force for a period of seven (7) years after the SOP of the Vehicle as determined in accordance with the Design and Development Agreement (“Term”).

5.2 Termination.

1.

Business Plan Termination Provisions. Unless otherwise agreed, either Party may terminate this Agreement and the Ancillary Agreements with six months prior written notice if certain mutually agreed key performance targets are not met.

2.	Termination for Cause.

(i) Either Party may terminate this Agreement if the other Party materially breaches this Agreement or an Ancillary Agreement and, if such breach is curable, fails to cure such breach within thirty (30) Days after being notified in writing to do so; provided, however, such thirty (30) Day period may be extended at the non-breaching Party’s sole discretion where the breaching Party provides to the non-breaching Party a plan to cure such breach within fifteen (15) Days of the breach and cure notice.

(ii) Either Party may terminate this Agreement if the other Party (A) becomes insolvent or admits its inability to pay its debts generally as they become due; (B) becomes subject, voluntarily or involuntarily, to any proceeding under any domestic or foreign bankruptcy or insolvency Law; (C) is dissolved or liquidated or takes any corporate action for such purpose; (D) makes a general assignment for the benefit of creditors; or (E) has a receiver, trustee, custodian, or similar agent appointed by order of any court of competent jurisdiction to take charge of or sell any material portion of its property or business.

(iii) The non-breaching Party will provide written notice of its termination of this Agreement to the breaching Party and termination will be effective as of the effective date of the notice in accordance with this Section 5.2 and the terms of Section 10.9.

5.3 The Manufacturing Agreement will include provisions related to an orderly wind down, surviving rights and obligations, and mechanism for payment of fees, charges, royalties and/or other compensation (if any).

5.4 Surviving Obligations. All after sales services provided in connection with the Vehicle will survive the end of the Term for a period of certain years based on the scope of services in the respective Ancillary Agreements.

6. CONFIDENTIALITY.

6.1 Each Party (the “Receiving Party”) acknowledges that in connection with this Agreement it will gain access to Confidential Information of the other Party (the “Disclosing Party”). As a condition to being provided with Confidential Information, the Receiving Party will, during the Term and for five (5) years thereafter:

1.	not use the Disclosing Party’s Confidential Information other than as strictly necessary to exercise its rights and perform its obligations under this Agreement; and

2.

maintain the Disclosing Party’s Confidential Information in strict confidence and, subject to Section 6.2, not disclose the Disclosing Party’s Confidential Information without the Disclosing Party’s prior written consent, provided, however, the Receiving Party may disclose the Confidential Information to its Representatives who:

(i) have a need to know the Confidential Information for purposes of the Receiving Party’s performance, or exercise of its rights concerning the Confidential Information, under this Agreement;

(ii) have been apprised of this restriction; and

(iii) are themselves bound by written nondisclosure restrictions at least as restrictive as those set forth in Section 6.1, provided further that the Receiving Party will be responsible for ensuring its Representatives’ compliance with, and will be liable for any breach by its Representatives of Section 6.1.

3.

The Receiving Party will use reasonable care, at least as protective as the efforts it uses for its own confidential information, to safeguard the Disclosing Party’s Confidential Information from use or disclosure other than as permitted hereby.

6.2 Exceptions. If the Receiving Party becomes legally compelled to disclose any Confidential Information, the Receiving Party will:

1.	provide prompt written notice to the Disclosing Party so that the Disclosing Party may seek a protective order or other appropriate remedy or waive its rights under Section 6; and

2.	disclose only the portion of Confidential Information that it is legally required to furnish.

If a protective order or other remedy is not obtained, or the Disclosing Party waives compliance under Section 6, the Receiving Party will, at the Disclosing Party’s request and expense and to the extent legally permissible, use reasonable efforts to obtain assurance that confidential treatment will be afforded the Confidential Information.

7. INTELLECTUAL PROPERTY.

7.1 Vehicle Branding; Fisker Mark License. Each Vehicle will be branded with the Fisker Mark as determined by Fisker in its sole discretion. Fisker, under its Intellectual Property Rights, hereby grants to Foxconn, and Affiliates approved by Fisker, commencing upon start of Vehicle production (including prototype Vehicles) and continuing through the Term, a limited, non-exclusive, non-transferrable, non-sublicensable license to affix the Fisker Marks to the Vehicles in a Fisker-approved form and location. Parties agree to make necessary adjustment to finalize the rights of Intellectual Property in the Ancillary Agreements based on the actual roles and responsibilities.

1.

Quality Assurance. Foxconn will comply with Fisker’s then-current directions (whether presented in writing, orally, or in another form) with respect to branding and style guidelines, and shall only use the Fisker Marks with the level of quality and care that is commensurate in all material respects with that provided by Fisker in its own use of the Fisker Marks. Foxconn shall obtain Fisker’s prior approval for any materials that incorporate the Fisker Marks. Foxconn acknowledges and agrees that its use of the Fisker Marks and the goodwill associated therewith will inure solely to Fisker’s benefit.

2.

Fisker Mark Termination Right. Unless otherwise agreed, Foxconn’s license to use the Fisker Mark shall terminate immediately upon termination of this Agreement or, as to use pursuant to an Ancillary Agreement, upon termination of such Ancillary Agreement; provided that, Foxconn shall have a wind down period of thirty (30) day days to cease all of its uses of the Fisker Marks. In addition, Fisker may by seven (7) day’s prior written notice terminate the license to use the Fisker Mark immediately (i) if Foxconn is not in compliance with this Section 7.1 and has not cured such non-compliance within seven days after written notice; or (ii) if Fisker reasonably believes that Foxconn’s use of the Fisker Mark in material breach of this Agreement or any Ancillary Agreement is damaging to Fisker’s reputation.

7.2 Background Intellectual Property.

1.

License to Fisker in Foxconn Background Intellectual Property. Foxconn and its Affiliates, under their Intellectual Property Rights, hereby grants to Fisker and its Affiliates, during and after the Term, a non-exclusive, worldwide, perpetual, irrevocable, fully paid-up, non-transferrable, and non-sublicensable right to access, copy, modify, perform, distribute, Commercialize, and otherwise use all Foxconn Background Intellectual Property provided by Foxconn or its Affiliates for the sole purpose of Fisker and its Affiliates performing their obligations pursuant to this Agreement and any Ancillary Agreement..

2.

License to Foxconn in Fisker Background Intellectual Property. Fisker and its Affiliates, under their Intellectual Property Rights, hereby grant to Foxconn and its Affiliates during and after the Term a limited, non-exclusive, non-transferrable, non-sublicensable license to access, copy, modify, and otherwise use Fisker Background Intellectual Property for the sole purpose of Foxconn and its Affiliates performing their obligations to Fisker and its Affiliates pursuant to this Agreement and any Ancillary Agreement.

7.3 Foreground Intellectual Property; Rights and Ownership.

1.

License to Foxconn in Fisker Foreground Intellectual Property. Fisker and its Affiliates, under their Intellectual Property Rights, hereby grant to Foxconn and its Affiliates during the Term, a limited, non-exclusive, worldwide, royalty-free, non-transferrable, non-sublicenseable license to access, copy, modify, and otherwise use Fisker Foreground Intellectual Property and Work Product for the sole purpose of performing under this Agreement and the Ancillary Agreements.

2.

License to Fisker in Foxconn Foreground Intellectual Property. Foxconn and its Affiliates, under their Intellectual Property Rights, hereby grant to Fisker and its Affiliates during the Term, a limited, non-exclusive, worldwide, royalty-free, non-transferrable, non-sublicenseable license to access, copy, modify, and otherwise use Foxconn Foreground Intellectual Property and Work Product for the sole purpose of performing under this Agreement and the Ancillary Agreements.

3.

Joint Foreground Intellectual Property. Any Joint Foreground Intellectual Property shall be jointly owned by Fisker and Foxconn; provided that any sublicense of such Joint Foreground Intellectual Property, outside of use in the manufacture and sale of the Vehicle, shall be subject to a mutually agreed license agreement; and further provided that Foxconn shall not incorporate the Joint Foreground Intellectual Property into products for sale to competitors of Fisker without prior approval of Fisker, which approval shall not be unreasonably withheld.

4.

Further Assurances. Each Party will require that contractors and personnel execute valid confidentiality and Intellectual Property invention and Work Product assignment and work for hire agreements security the other Party’s rights in accordance with the terms of this Agreement. Each Party will assist the other Party, or its designee, at the other Party’s sole cost and expense, in every reasonable way in securing the other Party’s, or its designee’s, rights in the other Party’s Foreground Intellectual Property and Work Product in any and all countries. With respect to the Joint Foreground Intellectual Property, both Parties shall share the cost and expense for securing and executing such rights evenly.

7.4 No Implied License. Nothing in this Agreement or the Ancillary Agreements will be construed to grant to either Party or its Affiliates any rights, other than those expressly provided herein. Any rights granted to a Party under this Agreement or the Ancillary Agreements must be expressly provided herein, and there shall be no implied rights pursuant to this Agreement, based on any course of conduct or other construction or interpretation thereof. All rights and licenses not expressly granted herein or in an Ancillary Agreement are reserved.

8. REPRESENTATIONS & WARRANTIES.

8.1 Each Party represents and warrants to the other Party that:

1.	it is duly organized, validly existing, and in good standing as a corporation or other entity as represented herein under the Laws of its jurisdiction of incorporation, organization, or chartering;

2.

(i) it has the full right, power, and authority to enter into this Agreement and each Ancillary Agreement and to perform its obligations (including all licenses and assignments) hereunder and thereunder, and (ii) the execution of this Agreement and each Ancillary Agreement by a Representative whose signature is set forth at the end hereof has been duly authorized by all necessary corporate action of the Party;

3.

when executed and delivered by the Party, this Agreement, and as to each Ancillary Agreement, such Ancillary Agreement, will constitute the legal, valid, and binding obligation of that Party, enforceable against that Party in accordance with its terms;

4.	it is the legal and beneficial owner or has Control (by ownership, license, or otherwise) of the entire right, title, and interest in and to its Background Intellectual Property;

5.

it has, and throughout the Term, will retain the unconditional and irrevocable right, power, and authority to grant the rights hereunder to its Background Intellectual Property pursuant to the terms of this Agreement;

6.

it is not or will not be under any obligation, that does or will materially conflict with or otherwise materially affect this Agreement or any Ancillary Agreement, including any Party’s representations, warranties, or obligations or rights and licenses relating to the Background Intellectual Property and the Foreground Intellectual Property hereunder or thereunder;

7.	it is under no obligation to any third party that would materially interfere with its representations, warranties, or obligations under this Agreement or any Ancillary Agreement; and

8.	there neither are nor at any time during the Term will be any encumbrances, liens, or security interests involving its Background Intellectual Property.

9. INDEMNIFICATION.

Parties agree to discuss the scope of indemnification as below and the terms shall not be legally binding, however, Parties will make the adjustment to finalize rights of Indemnification, including the indemnity exceptions, in Ancillary Agreements based on the actual roles and responsibilities.

9.1 Indemnification Obligations. Each Party, or Fisker (in case of subclause (c) below) (“Indemnitor”) will indemnify, defend, and hold harmless the other Party, or Foxconn (in case of subclause (c) below) and its officers, directors, employees, agents, successors, and assigns (“Indemnitee”) against all Losses arising out of or resulting from any third party claim, suit, action, or proceeding related to or arising out of or resulting from (a) the other Party’s breach of any representation, warranty, covenant, or obligation under this Agreement; (b) use by a Party of the other Party’s Background Intellectual Property in connection with any activities performed pursuant to this Agreement, (c) use by Foxconn of Fisker Mark in connection with any activities performed pursuant to this Agreement (each an “Action”).

9.2 Indemnification Procedure. The Indemnitee will promptly notify Indemnitor in writing of any Action and cooperate with the Indemnitee at the Indemnitor’s sole cost and expense. The Indemnitor will immediately take control of the defense and investigation of the Action and will employ counsel, reasonably acceptable to the Indemnitee, to handle and defend the Action, at the Indemnitor’s sole cost and expense. The Indemnitor will not settle any Action in a manner that adversely affects the Indemnitee’s rights without the Indemnitee’s prior written consent, which will not be unreasonably withheld or delayed. The Indemnitee’s failure to perform any obligations under this Section 9.2 will not relieve the Indemnitor of its obligation under this Section 9.2, except to the extent that the Indemnitor can demonstrate that it has been materially prejudiced as a result of the failure. The Indemnitee may participate in and observe the proceedings at its own cost and expense with counsel of its own choosing.

10. MISCELLANEOUS.

10.1 Force Majeure. Neither Party will be liable or responsible to the other Party, nor be deemed to have defaulted under or breached this Agreement, for any failure or delay in fulfilling or performing any term of this Agreement, when and to the extent such failure or delay is caused by:

1.	acts of God;

2.	flood, fire, or explosion;

3.	war, terrorism, invasion, riot, or other civil unrest;

4.	embargoes or blockades in effect on or after the date of this Agreement;

5.	national or regional emergency, including a pandemic;

6.	strikes, labor stoppages or slowdowns, or other industrial disturbances; or

7.

any passage of law or governmental order, rule, regulation, or direction, or any action taken by a governmental or public authority, including imposing an embargo, export or import restriction, quota, or other restriction or prohibition.

(each of the foregoing, a “Force Majeure”), in each case, provided that (i) such event is outside the reasonable control of the affected Party; (ii) the affected Party provides prompt notice to the other Party, stating the period of time the occurrence is expected to continue; and (iii) the affected Party uses diligent efforts to end the failure or delay and minimize the effects of such Force Majeure event. A Party may terminate this Agreement if a Force Majeure event affecting the other Party continues substantially uninterrupted for a period of ninety (90) days from the date of notice provided by affected Party. Unless the Party terminates this Agreement pursuant to the preceding sentence, all timelines in the Program Plan will automatically be extended for a period up to the duration of the Force Majeure event.

10.2 Governing Law. This Agreement, the rights of the Parties hereunder and all Actions arising in whole or in part under or in connection herewith, will be governed by and construed and enforced in accordance with the domestic substantive and procedural laws of the State of California, without giving effect to any choice or conflict of Law provision or rule that would cause the application of the Laws of any other jurisdiction.

10.3 Jurisdiction; Venue; Service of Process.

1.

Each of the Parties, by its execution hereof, hereby (i) submits to the non-exclusive jurisdiction of the United States District Court located in the City of Los Angeles and the state courts of the State of California for the purpose of any Action among any of the Parties relating to or arising in whole or in part under or in connection with this Agreement or any Ancillary Agreement, and (ii) waives to the extent not prohibited by applicable Law, and agrees not to assert, by way of motion, as a defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such Action brought in one of the above-named courts should be dismissed on grounds of forum non conveniens, should be transferred or removed to any court other than one of the above-named courts, or should be stayed by reason of the pendency of some other Action in any other court other than one of the above-named courts or that this Agreement or any Ancillary Agreement or the subject matter hereof or thereof may not be enforced in or by such court.

2.

Each of the Parties hereby (i) consents to service of process in any Action among any of the Parties relating to or arising in whole or in part under or in connection with this Agreement or any Ancillary Agreement in any manner permitted by California Law, (ii) agrees that service of process made in accordance with clause (i) or made by registered or certified mail, return receipt requested, at its address specified pursuant to Section 10.9, will constitute good and valid service of process in any such Action and (iii) waives and agrees not to assert (by way of motion, as a defense, or otherwise) in any such Action any claim that service of process made in accordance with clause (i) or (ii) does not constitute good and valid service of process.

10.4 Waiver of Jury Trial10.5 . TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, THE PARTIES HEREBY WAIVE, AND COVENANT THAT THEY WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR ANY OF THE TRANSACTION, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE THEIR RESPECTIVE RIGHTS TO TRIAL BY JURY IN ANY ACTION WHATSOEVER BETWEEN OR AMONG THEM RELATING TO THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR ANY OF THE TRANSACTION AND THAT SUCH ACTIONS WILL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

10.5 Independent Contractors; No Partnership. The relationship between the Parties is that of independent contractors. Nothing contained in this Agreement will be construed as creating any agency, partnership, joint venture, or other form of joint enterprise, employment, or fiduciary relationship between the Parties, and neither Party will have authority to contract for or bind the other Party in any manner whatsoever.

10.6 Employment of Personnel. Each Party acknowledges and agrees that all matters of compensation, benefits and other terms of employment for all personnel of such Party are solely between such Party or its Affiliate and such individual. Each Party shall be solely responsible and liable for the payment of all compensation and benefits to its employees and any other members of its work force, and each Party acknowledges and agrees that neither Party will maintain or procure any worker’s compensation, healthcare, or other insurance for or on behalf of the other Party or its personnel, all of which shall be the sole responsibility of the Party to which such person is employed or engaged. Without limiting the foregoing, a Party shall not be responsible to the other Party, or to any member of the other Party’s work force (or any other personnel), for any compensation, expense reimbursements, benefits, or payroll-related taxes or withholdings that may be imposed upon or be related to the performance by individuals employed or engaged by such other Party, all of which shall be the sole responsibility of the Party to which such person is employed or engaged, even if it is subsequently determined by any court or Governmental Authority that any such individual may be an employee or a common law employee of the other Party or any of its Affiliates, or is otherwise entitled to such payments and benefits.

10.7 Further Assurances. Each Party will, upon the reasonable request, and at the sole cost and expense, of the other Party, promptly execute such documents and perform such acts as may be necessary to give full effect to the terms of this Agreement.

10.8 No Public Statements or Use of Trademarks. Neither Party will issue or release any announcement, statement, press release, or other publicity or marketing materials relating to this Agreement, or, unless expressly permitted under this Agreement, otherwise use the other Party’s trademarks, service marks, trade names, logos, domain names, or other indicia of source, association, or sponsorship, in each case, without the prior written consent of the other Party, which will not be unreasonably withheld or delayed, provided, however, each Party may issue a public statement required by applicable law and regulation, or any listing agreement with any national securities exchange; but shall utilize its best efforts to first give notice to and consult with the other party.

10.9 Notices. All notices, requests, consents, claims, demands, waivers, and other communications hereunder will be in writing and will be deemed to have been given in accordance with this Section:

If to Fisker:	1888 Rosecrans Avenue Manhattan Beach, California 90266, USA Email: Legal@Fiskerinc.com Attention: Legal Group
If to Foxconn:	No.2, Ziyou Street, Tucheng District, New Taipei City, Taiwan Email: jerry.hsiao@foxconn.com Attention: Chief Product Officer

Notices sent in accordance with this Section will be deemed effectively given: (a) when received, if delivered by hand (with written confirmation of receipt); (b) when received, if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail, with confirmation of transmission, if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the fifth (5th) Business Day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid.

10.10 Assignment. Neither Party will assign or otherwise transfer any of its rights, or delegate or otherwise transfer any of its obligations or performance, under this Agreement, in each case whether voluntarily, involuntarily, by operation of law or otherwise, without the other Party’s prior written consent, which consent may be given or withheld in that Party’s sole discretion. No delegation or other transfer will relieve the other Party of any of its obligations or performance under this Agreement. Any purported assignment, delegation, or transfer in violation of this Section 10.10 is void. This Agreement is binding upon and inures to the benefit of the Parties and their respective permitted successors and assigns.

10.11 No Third-Party Beneficiaries. Except as expressly provided in this Agreement, this Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns and nothing in this Agreement, express or implied, is intended to or will confer upon any other Person any legal or equitable right, benefit, or remedy of any nature whatsoever, under or by reason of this Agreement.

10.12 Amendment; Modification; Waiver. This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each Party. No waiver by any Party of any of the provisions hereof will be effective unless explicitly set forth in writing and signed by the waiving Party. Except as otherwise set forth in this Agreement, no failure to exercise, or delay in exercising, any rights, remedy, power, or privilege arising from this Agreement will operate or be construed as a waiver thereof; nor will any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.

10.13 Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability will not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon a determination that any term or other provision is invalid, illegal, or unenforceable, the Parties will negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

10.14 Entire Agreement. This Agreement, together with the Ancillary Agreements, and all Exhibits and other documents referred to in this Agreement, constitutes the sole and entire agreement of the Parties to this Agreement with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any conflict between the terms and provisions of this Agreement and those of any Exhibit or other document, the following order of precedence will govern: (a) first, Ancillary Agreement ; (b) second, this Agreement, excluding its Exhibits; and (c) third, the Exhibits to this Agreement. Notwithstanding anything to the contrary contained herein, the Parties agree to work closely and finalize the following Ancillary Agreements in good faith, nothing herein shall restrict either Party from negotiating the Ancillary Agreements or making any amendments to this Agreement based on the actual roles and responsibilities.

10.15 Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail, or other means of electronic transmission (to which a PDF copy is attached) will be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGE FOLLOWS]

Execution Version

IN WITNESS WHEREOF, the Parties have executed this Agreement effective as of the Effective Date.

FISKER GROUP, INC.

By	/s/ Henrik Fisker
Name: Henrik Fisker Title: Chief Executive Officer

By	/s/ Geeta Gupta
Name: Geeta Gupta Title: Chief Financial Officer and Chief Operating Officer

AFE Inc.

By	/s/ Yi-Pin Chien
Name: Yi-Pin Chien Title: Authorized Signatory